Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended June 30, 2010

(in thousands)

Net income from continuing operations	$243,001
Less: equity income from investees	871
Plus: distributed income of equity investees	316
Income taxes	156,229
Fixed charges (including securitization certificates)	83,144
Total	$481,819

Interest expense	$75,817
Interest component of rentals (estimated as one-third of rental expense)	7,327
Total	$83,144

Ratio of earnings to fixed charges	5.79

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended June 30, 2010

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$243,001
Less: equity income from investees	871
Plus: distributed income of equity investees	316
Income taxes	156,229
Fixed charges (including securitization certificates)	83,144
Total	$481,819

Interest expense	$75,817
Interest component of rentals (estimated as one-third of rental expense)	7,327
Subtotal	83,144
Preferred stock dividend requirements	3,220
Total	$86,364

Ratio of earnings to fixed charges and preferred stock dividend requirements	5.58